CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated June 26, 2012, with respect to the financial statements of Government STIF Portfolio for the fiscal year ended April 30, 2012, which is incorporated by reference in this Post-Effective Amendment No. 34 to the Registration Statement (Form N-1A No. 33-34001) of AllianceBernstein Fixed-Income Shares, Inc.


                                                           /s/ ERNST & YOUNG LLP

New York, New York
August 27, 2012